Exhibit 99.3

INTERLINK ELECTRONICS, INC.
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
December 31, 2022
(unaudited)

INTERLINK ELECTRONICS, INC.
INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
December 31, 2022

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements	1

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022	2

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022	3

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	4 – 5

INTERLINK ELECTRONICS, INC.
INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
December 31, 2022

On March 17, 2023, Interlink Electronics, Inc., a Nevada corporation (“Interlink” or the “Company”), acquired all of the outstanding shares in Calman Technology Limited, a corporation organized under the laws of the United Kingdom (“Calman”), pursuant to a Share Purchase Agreement (the “Purchase Agreement”) by and among the Company and the shareholders of Calman (the “Transaction”). The Purchase Agreement contains customary representations, warranties and covenants, including non-competition covenants on the part of the sellers, who will continue to be employed by Calman.

Under the terms of the Purchase Agreement, the purchase price was GB£4,127,000 (approximately $4,912,000), of which GB£3,627,000 (approximately $4,317,000) was paid at closing and the balance is being held back for up to nine months against claims for breaches of representations and warranties (subject to certain deductibles and caps). The purchase price was subject to adjustment based on the extent if any to which Calman’s net working capital is more or less than GB£600,000 (approximately $714,000), which resulted in additional consideration of approximately GB£1,297,000 (approximately $1,544,000).

The following unaudited pro forma condensed combined financial statements are presented to illustrate the pro forma effects of our having entered into and closed the Transaction. We have derived our historical financial data as of and for the year ended December 31, 2022 from our financial statements contained on Form 10-K as filed with the Securities and Exchange Commission. We have derived Calman’s historical financial statements as of and for the year ended December 31, 2022 from Calman’s financial statements contained elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes the Transaction consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 assumes the Transaction consummated on January 1, 2022.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transaction occurred during the periods presented, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Transaction.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of Interlink Electronics, Inc. and Calman Technology Limited.

INTERLINK ELECTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2022

	Interlink Electronics, Inc.	Calman Technology Limited	Pro Forma Adjustments (Note 3)	AJE #	Pro Forma Combined Balances

	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$10,091	$1,495	$(6,261)	1	$5,325
Accounts receivable, net	1,178	524	-		1,702
Inventories	2,112	611	-		2,723
Prepaid expenses and other current assets	321	17	-		338
Total current assets	13,702	2,647	(6,261)		10,088
Property, plant and equipment, net	184	152	-		336
Intangible assets, net	76	-	2,048	2	2,124
Goodwill	650	-	2,049	2	2,699
Right-of-use assets	172	-	-		172
Deferred tax assets	134	-	-		134
Other assets	65	-	-		65
Total assets	$14,983	$2,799	$(2,164)		$15,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$273	$351	$-		$624
Accrued liabilities	568	-	-		568
Lease liabilities, current	131	-	-		131
Accrued income taxes	117	284	-		401
Total current liabilities	1,089	635	-		1,724

Long-term liabilities
Lease liabilities, long-term	46	-	-		46
Total long-term liabilities	46	-	-		46
Total liabilities	1,135	635	-		1,770

Stockholders’ equity
Preferred stock, $0.01 par value: 1,000 shares authorized, 200 shares of Series A Convertible Preferred Stock issued and outstanding ($5.0 million liquidation preference)	2	-	-		2
Common stock, $0.001 par value: 30,000 shares authorized, 6,604 shares issued and outstanding	7	-	-		7
Additional paid-in-capital	62,617	-	-		62,617
Accumulated other comprehensive (loss)	(98)	-	-		(98)
Accumulated deficit	(48,680)	-	-		(48,680)
Owners’ equity		2,164	(2,164)	3	-
Total stockholders’ equity	13,848	2,164	(2,164)		13,848
Total liabilities and stockholders’ equity	$14,983	$2,799	$(2,164)		$15,618

INTERLINK ELECTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

	Interlink Electronics, Inc.	Calman Technology Limited	Pro Forma Adjustments (Note 3)	AJE #	Pro Forma Combined Balances

	(in thousands, except per share amounts)
Revenue, net	$7,493	$3,206	$-		$10,699
Cost of revenue	3,632	829	-		4,461
Gross profit	3,861	2,377	-		6,238
Operating expenses	4,529	983	410	4	5,922
Income (loss) from operations	(668)	1,394	(410)		316
Other income (expense), net	2,611	3	-		2,614
Income before income taxes	1,943	1,397	(410)		2,930
Income taxes	271	302	-		573
Net income	$1,672	$1,095	$(410)		$2,357

Net income applicable to common stockholders	$1,272				$1,957
Earnings per common share – basic and diluted	$0.19				$0.30
Weighted average common shares outstanding – basic and diluted	6,603				6,603

INTERLINK ELECTRONICS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
December 31, 2022

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared in order to present the combined financial position and results of operations of Interlink Electronics, Inc. (“Interlink” or the “Company”) and Calman Technology Limited (“Calman”) as if the Transaction had occurred at December 31, 2022 for the unaudited pro forma condensed combined balance sheet, and as if the Transaction had occurred at January 1, 2022 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022.

The condensed financial statements of Interlink as of and for the year ended December 31, 2022 were derived from our financial statements contained on Form 10-K as filed with the Securities and Exchange Commission.

The condensed financial statements of Calman as of and for the year ended December 31, 2022 were derived from Calman’s financial statements contained elsewhere in this Form 8-K/A.

The Transaction is reflected in the unaudited pro forma condensed combined financial statements as being accounted for based on the acquisition method in accordance with Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 2. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed have been measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Note 2. Acquisition

On March 17, 2023, the Company acquired all of the outstanding shares in Calman for cash consideration of GB£4,127,000 (approximately $4,912,000 as of March 17, 2023) plus (or minus) the amount by which net working capital at closing is more (or less) than GB£600,000 (approximately $714,000 as of March 17, 2023). Had the Transaction occurred on December 31, 2022, the purchase price would have been GB£5,197,000 (approximately $6,261,000 as of December 31, 2022), as Calman’s net working capital was GB£1,670,000 (approximately $2,012,000 as of December 31, 2022) as of December 31, 2022. For the purposes of these unaudited pro forma condensed combined financial statements, the Company made preliminary estimates of the fair value of all identifiable assets acquired and liabilities assumed. The preliminary estimated fair value of all the assets acquired and liabilities assumed may be revised as a result of additional information obtained regarding the assets acquired and liabilities assumed, and revisions of provisional estimates of fair value, including, but not limited to, the completion of identification of and valuations related to intangible assets. The purchase price allocation will be finalized during the 12-month measurement period following the acquisition date. Therefore, it is likely that the fair value of the assets acquired and liabilities assumed will vary from those shown and as reflected in the unaudited pro forma condensed combined balance sheet, and the differences may be material.

The following summarizes the Company’s preliminary allocation of the purchase price to the fair value of the assets acquired and liabilities assumed at the acquisition date:

Purchase Price Allocation
Cash	$1,495,000
Accounts receivable	524,000
Inventory	611,000
Prepaid expenses and other	17,000
Property and equipment	152,000
Intangible assets	2,048,000
Goodwill	2,049,000
Total assets acquired	6,896,000
Accounts payable and accrued expenses	(351,000)
Corporate income taxes payable	(284,000)
Total liabilities assumed	(635,000)
Net assets acquired	$6,261,000

The goodwill is primarily for expected synergies from combining the operations of Calman with the Company’s existing operations. The goodwill is not expected to be deductible for tax purposes.

Note 3. Pro Forma Adjustments

The following unaudited pro forma adjustments are incorporated into the unaudited pro forma condensed combined balance sheet as of December 31, 2022, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022.

AJE 1 -  Recognition of the cash payment of $6,261,000 for the acquisition of Calman.

AJE 2 -  Recognition of goodwill of $2,049,000 and the increase in the preliminary estimated fair value of amortizable intangible assets of $2,048,000.

AJE 3 -  Elimination of Calman’s equity.

AJE 4 -  Record amortization expense of $410,000 for the amortizable intangible assets that would have been recorded had the Transaction occurred at the beginning of the period.